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CSK Auto Corporation Announces Completion of the Pricing of Exchangeable Senior Note Offering

PHOENIX, AZ, July 25, 2005 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc. (the “Company”), a specialty retailer in the automotive aftermarket, announced today that the Company has completed the pricing of its private placement of $110.0 million aggregate principal amount of exchangeable senior unsecured notes. In addition, the Company has granted the initial purchasers of the new exchangeable senior notes an over-allotment option to purchase, within thirty days from the date of issuance of the new notes, up to an additional $15 million aggregate principal amount of notes.

The notes will bear interest at a rate of 3.375% per year until August 15, 2010, and will bear interest at a rate of 3.125% thereafter. The notes are exchangeable into shares of CSK Auto Corporation common stock at an initial exchange rate of 43.3125 shares per $1,000 principal amount of notes (or an initial exchange price of approximately $ 23.09 per share). The notes will mature on August 15, 2025.

The notes will be redeemable at the Company’s option beginning in August 2010 at a redemption price of 100% of their principal amount plus accrued interest. Holders of the notes will have the right to require the Company to repurchase some or all of their notes in August of 2010, 2015 and 2020 and in certain other circumstances at a price equal to 100% of their principal amount plus accrued interest. The notes will be guaranteed by CSK Auto Corporation and the Company’s subsidiary.

In connection with the issuance of the notes, the Company will enter into an exchangeable note hedge transaction with one of the initial purchasers with respect to CSK Auto Corporation’s common stock, which is expected to reduce the potential dilution upon future exchange of the notes. CSK Auto Corporation also will enter into a warrant option transaction with one of the initial purchasers. In connection with the proposed exchangeable note hedge and warrant option transactions, the initial purchaser that is a party to those transactions has entered into various over-the-counter derivative transactions with respect to CSK Auto Corporation common stock simultaneously with the pricing of the notes, and may continue to enter into the over-the-counter derivative transactions or purchase CSK Auto Corporation common stock in secondary market transactions following the pricing of the notes.

The note offering is part of a proposed refinancing by the Company that includes the execution of a new asset-based senior credit facility consisting of a $250 million senior secured revolving line of credit, which is expected to be subsequently increased by an additional $75 million to a total of $325 million.

The Company expects to use proceeds from the note offering to concurrently repurchase, in privately negotiated transactions, up to $25 million (aggregate purchase price) of CSK Auto Corporation common stock, to repay indebtedness under its existing senior credit facility and for general corporate purposes. A portion of the proceeds will also be used to pay the costs associated with the exchangeable note hedge transaction.

The closings of the sale of the notes, exchangeable note hedge and warrant transactions and the new senior credit facility, as well as the repurchase of shares, are expected to be consummated on or about July 29, 2005. The closings of the various proposed transactions are subject to customary conditions and contingencies.

The notes offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act of 1933 as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements and applicable state securities laws.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in the company’s performance is contained in the company’s filings with the Securities and Exchange Commission.